UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2017

EXACTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-28240	59-2603930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 NW 66th Court

Gainesville, Florida 32653

(Address of Principal Executive Offices) (Zip Code)

(352) 377-1140

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Copies of all communications to:

Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, NY 10166 (212) 801-9200 Attn: Clifford E. Neimeth, Esq. neimethc@gtlaw.com	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, FL 33131 (305) 579-0500 Attn: Jaret L. Davis, Esq. Drew M. Altman, Esq. davisj@gtlaw.com altmand@gtlaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on October 22, 2017, Exactech, Inc., a Florida corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Osteon Holdings, L.P., a Delaware limited partnership (“Parent”), and Osteon Merger Sub, Inc., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of global private equity firm TPG Capital, which, in turn, is an affiliate of global alternative asset firm TPG.

On December 3, 2017, the Company entered into an amendment to the Merger Agreement (“Amendment No. 1 to the Merger Agreement”) with Parent and Merger Sub. Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement, as amended by Amendment No. 1 thereto.

Pursuant to Amendment No. 1 to the Merger Agreement, the Merger Consideration has been increased from $42.00 per share of Company Common Stock to $49.25 per share of Company Common Stock, without interest and less any applicable withholding taxes, and excluding certain shares of Company Common Stock held by the Company’s founders and certain management shareholders who have agreed to contribute to Parent, at a valuation equal to or less than $49.25 per share, a portion of their shares for new equity securities of Parent. Amendment No. 1 to the Merger Agreement also eliminates the previous “No Company Material Adverse Effect” closing condition and the Company’s previous contractual obligations to cooperate with TPG Capital and assist it with any potential debt financing that TPG Capital may seek to obtain in connection with the Merger.

There remains no financing condition to the Merger. As previously announced, on October 22, 2017, the Company entered into an equity commitment letter (the “Financing Letter”), together with TPG Partners VII, L.P., a Delaware limited partnership (the “Fund”), and Parent, pursuant to which, subject to certain conditions, the Fund committed to make an equity contribution to Parent in an aggregate amount of up to approximately $624.7 million for purposes of consummating the Merger. In connection with Amendment No. 1 to the Merger Agreement, the Company has entered into an amendment to the Financing Letter (the “First Amendment to the Financing Letter”), pursuant to which the Fund has increased its equity contribution commitment to Parent to $737.0 million for purposes of consummating the Merger.

Except as expressly modified by Amendment No. 1 to the Merger Agreement and the First Amendment to the Financing Letter, all terms, covenants and provisions of the Merger Agreement and the Financing Letter remain in full force and effect. Copies of Amendment No. 1 to the Merger Agreement and the First Amendment to the Financing Letter have been filed as exhibits to this Current Report on Form 8-K to provide investors with information regarding their terms. It is not intended to provide any other factual information about the Company, Parent Merger Sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement, as amended, were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; as amended; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Merger Agreement, as amended; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures. The holders of Company Common Stock and other investors are not third-party beneficiaries under the Merger Agreement, as amended.

The foregoing description of Amendment No. 1 to the Merger Agreement and the First Amendment to the Financing Letter are only summaries and are qualified in their entirety by reference to the complete text of Amendment No. 1 to the Merger Agreement and the First Amendment to the Financing Letter, which are filed as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On December 4, 2017, the Company and Parent issued a joint press release announcing the execution of Amendment No. 1 to the Merger Agreement, a copy of which has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 8.01.

Additionally, as previously announced, the Company’s founders and certain members of the Company’s management have entered into a rollover and voting agreement with Parent (the “Rollover Agreement”), dated October 22, 2017, pursuant to which, subject to certain exceptions, such persons have agreed to vote all of their respective shares of Company Common Stock, aggregating approximately 23.0% of the outstanding Company Common Stock, in favor of the Merger.

In connection with Amendment No. 1 to the Merger Agreement, the parties to the Rollover Agreement have entered into an amendment to the Rollover Agreement (“Amendment No. 1 to the Rollover Agreement”), pursuant to which the Company’s founding and management shareholders have agreed to contribute to Parent an aggregate amount of 2,711,584 shares of Company Common Stock they currently own (representing approximately 18.8% of the outstanding Company Common Stock) for equity securities of Parent. A copy of Amendment No. 1 to the Rollover Agreement is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference in this Item 8.01. The description of Amendment No. 1 to the Rollover Agreement in this Form 8-K is subject to, and qualified in its entirety by, the full text of Amendment No. 1 to the Rollover Agreement.

On November 7, 2017, the Company received an unsolicited, non-binding proposal from a non-U.S. private equity firm and certain of its affiliates, including one of its portfolio companies which conducts orthopaedic implant device operations (“Party A”), to acquire 100% of the Company’s outstanding common stock at $49.00 per share in cash in a statutory merger transaction. Party A’s non-binding proposal was reaffirmed on November 14, 2017 and again on December 1, 2017, and currently remains subject to the completion of Party A’s due diligence investigation of the Company. The description of Party A’s unsolicited, non-binding proposal in this Form 8-K is subject to, and qualified in its entirety by, the full text of the joint press release, a copy of which has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 8.01.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the Company’s proposed business combination transaction with TPG Capital, all statements regarding the Company’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. All Statements in this press release that are not historical facts, are forward-looking statements that reflect the best judgment of the Company based upon currently available information.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause its actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Risks and uncertainties related to the proposed Merger include, but are not limited to, the risk that the Company’s shareholders do not approve the Merger, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger, uncertainties as to the timing of the Merger, adverse effects on the Company’s stock price resulting from the announcement of the Merger or the failure of the Merger to be completed, competitive responses to the announcement of the Merger, the risk that regulatory, licensure or other approvals required for the consummation of the Merger are not obtained or are obtained subject to terms and conditions that are not anticipated, litigation relating to the Merger, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions.

In addition to the factors set forth above, other factors that may affect the Company’s plans, results or stock price are set forth in its most recent Annual Report on Form 10-K and in its subsequently filed reports on Forms 10-Q and 8-K.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by it are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

This report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the Merger, the Company will prepare and mail a proxy statement to its shareholders. In addition, certain participants in the merger will file with the SEC a Schedule 13E-3 transaction statement. These documents will be filed with or furnished to the SEC. Investors and shareholders are urged to read carefully and in their entirety these materials and other materials filed with or furnished to the SEC when they become available, as they will contain important information about the Company, the merger and related matters. In addition to receiving the proxy statement by mail, shareholders also will be able to obtain the proxy statement and Schedule 13E-3 transaction statement, as well as other filings containing information about the Company, the merger and related matters, without charge, from the SEC’s website (http://www.sec.gov). In addition, these documents can be obtained, without charge, by sending an e-mail to investors@exac.com, along with complete contact details and a mailing address.

Participants in Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders with respect to the Merger. Information regarding the persons or entities who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the Merger when each is filed with the SEC. Information regarding the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 24, 2017. Additional information regarding the interests of such potential participants will be included in the proxy statement and Schedule 13E-3 transaction statement and the other relevant documents filed with the SEC when they become available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Amendment No. 1 to Agreement and Plan of Merger, dated December 3, 2017, by and among Exactech, Inc., Osteon Holdings, L.P. and Osteon Merger Sub, Inc.

10.1	First Amendment to Equity Commitment Letter, dated December 3, 2017, by and among TPG Partners VII, L.P., Osteon Holdings, L.P. and Exactech, Inc.

99.1	Press Release dated December 4, 2017

99.2	Amendment No. 1 to the Rollover and Voting Agreement, dated December 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACTECH, INC.

Date: December 4, 2017	By:	/s/ Joel C. Phillips
Name: Joel C. Phillips
Title: Chief Financial Officer